DCAP Furnishes Year-End Update

Friday December 21, 12:00 pm ET

HEWLETT, N.Y.--(BUSINESS WIRE)--DCAP Group, Inc. (NASDAQ:DCAP - News) provided a year-end update of its business. “This has been a difficult year for DCAP and its shareholders and franchisees,” said Barry Goldstein, Chairman and CEO of DCAP. “I want to take this opportunity to thank all that have tried so hard this year, particularly our staff and the franchisees,” Mr. Goldstein continued. Mr. Goldstein then provided the following short summary of the current status of each of DCAP’s business units:

DCAP Agencies-Our store count totals 71 owned and franchised locations as of today. Almost without exception, revenues by location has declined from 2006. Direct writers such as GEICO have continued to build their market share, taking from both independent agent carriers as well as captive underwriters. In the past, our carrier partners stood behind DCAP, and for good reason, as we delivered exceptional results, both in terms of size and profitability. For some, this is no longer the case and we are forced to consider alternate relationships.

During the fourth quarter, we developed a television advertising campaign “Good Decision”, geared towards attracting attention to our stores. All costs associated with the production and display of the ads will be expensed in the fourth quarter. This will result in an unfavorable comparison of the 2007 fourth quarter to that of 2006.

Premium Finance-We recently signed a letter of intent to sell our loan portfolio to another finance company. Pursuant to the letter of intent, which is subject to the execution of a definitive agreement, we would continue to originate loans from our company-owned stores and franchise locations as well as from the non-affiliated agencies with which we currently deal, but instead of retaining the loans and earning interest and fee income, and incurring all the operating expenses associated, we would receive a fee based upon the amount of business generated during the term of the agreement.

Commercial Mutual Insurance Company-We are pleased to report that the process of converting CMIC to a stock property and casualty insurance company is proceeding. We hope that the process will conclude in the spring of 2008; however, there are still a number of regulatory, legal and corporate steps remaining to be dealt with. In the event the conversion occurs, we may be able to convert the CMIC surplus notes that we hold into a controlling equity interest in CMIC. In such event, it is anticipated that additional capital would be contributed by DCAP to CMIC, which would allow it to continue its organic growth, as well as to reduce its dependence on quota share reinsurance.

About DCAP Group

DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast. Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York and Pennsylvania. Other products include automobile club service for roadside emergencies and income tax preparation services. As of December 21, 2007, DCAP had 71 owned or franchised storefront locations.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
DCAP Group, Inc.
Barry B. Goldstein, 516-374-7600